Exhibit 99.1

Radian Announces Second Quarter 2020 Financial Results

-- GAAP net loss of $30.0 million, or $0.15 per diluted share, driven by $304.4 million provision expense to increase reserves --

-- New Insurance Written of $25.5 billion, setting company record for quarterly flow mortgage insurance --

-- PMIERs Available Assets of $4.2 billion, or $1.0 billion (or 31% ) in excess of Minimum Required Assets --

-- Total Holding Company Liquidity increases to $1.4 billion --

-- Book value per share grows 13% year-over-year to $20.82 --

PHILADELPHIA--(BUSINESS WIRE)--August 7, 2020--Radian Group Inc. (NYSE: RDN) today reported a net loss for the quarter ended June 30, 2020, of $30.0 million, or $0.15 per diluted share. This compares to net income for the quarter ended June 30, 2019, of $166.7 million, or $0.78 per diluted share. The net loss was driven by an elevated loss provision in response to the increase in the number of new defaults, which include defaults of loans subject to forbearance programs implemented in response to the COVID-19 pandemic.

Key Financial Highlights (dollars in millions, except per-share data)

	Quarter Ended June 30, 2020	Quarter Ended June 30, 2019	Percent Change
Net income (loss) (1)	$(30.0)	$166.7	(118)%
Diluted net income (loss) per share	$(0.15)	$0.78	(119)%
Consolidated pretax income (loss)	$(42.2)	$209.5	(120)%
Adjusted pretax operating income (loss) (2)	$(88.5)	$215.8	(141)%
Adjusted diluted net operating income (loss) per share (2)	$(0.36)	$0.80	(145)%
Return on equity (1)(3)	(3.1)%	17.8%	(117)%
Adjusted net operating return on equity (2)	(7.1)%	18.2%	(139)%
Book value per share (4)	$20.82	$18.42	13%
PMIERs Available Assets (5)	$4,228.9	$3,225.3	31%
PMIERs excess Available Assets (6)	$1,002.4	$659.5	52%
Total Holding Company Liquidity (7)	$1,403.1	$1,146.1	22%
Excess Available Resources to Support PMIERs (8)	$2,371.0	$1,772.0	34%
Total investments	$6,431.4	$5,513.3	17%
New Insurance Written (NIW) - mortgage insurance	$25,459	$18,539	37%
Primary mortgage insurance in force	$241,306	$230,756	5%
Net premiums earned - mortgage insurance (9)	$247.6	$296.3	(16)%
New defaults (10)	63,005	9,338	575%
Percentage of primary loans in default (11)	6.5%	1.9%	242%
Provision for losses - mortgage insurance	$304.0	$47.2	544%
Mortgage insurance loss reserves	$735.0	$401.3	83%

(1)

Net loss for the second quarter of 2020 includes a $47.3 million pretax net gain on investments and other financial instruments. Net income for the second quarter of 2019 includes: (i) a $16.8 million loss on extinguishment of debt and (ii) a $12.5 million pretax net gain on investments and other financial instruments.

(2)

Adjusted results, including adjusted pretax operating income (loss), adjusted diluted net operating income (loss) per share and adjusted net operating return on equity, are non-GAAP financial measures. For definitions and a reconciliation of these measures to the comparable GAAP measures, see Exhibits F and G.

(3)	Calculated by dividing annualized net income by average stockholder's equity, based on the average of the beginning and ending balances for each period presented.
(4)	Accumulated other comprehensive income (loss) impacted book value per share by $1.11 per share as of June 30, 2020, and $0.43 per share as of June 30, 2019.
(5)	Represents Radian Guaranty’s Available Assets, calculated in accordance with the Private Mortgage Insurer Eligibility Requirements (PMIERs) financial requirements in effect for each date shown.
(6)	Represents Radian Guaranty’s excess or "cushion" of Available Assets over its Minimum Required Assets, calculated in accordance with the PMIERs financial requirements in effect for each date shown.
(7)	Represents Radian Group's total liquidity, including the $35 million minimum liquidity requirement and available capacity under its unsecured revolving credit facility.
(8)	Represents the sum of: (1) PMIERs excess Available Assets and (2) Total Holding Company Liquidity, net of the $35 million minimum liquidity requirement under the unsecured revolving credit facility.
(9)	Includes a cumulative adjustment recorded in the second quarter of 2019 related to an update to the amortization rates used to recognize revenue for single premium policies.
(10)	Represents new defaults in the number of loans reported during the period on loans related to primary mortgage insurance policies.
(11)	Represents the number of primary loans in default as a percentage of the total number of insured primary loans.

Adjusted pretax operating loss for the quarter ended June 30, 2020, was $88.5 million, compared to $215.8 million adjusted pretax operating income for the quarter ended June 30, 2019. Adjusted diluted net operating loss per share for the quarter ended June 30, 2020, was $0.36, compared to adjusted diluted net operating income per share of $0.80 for the quarter ended June 30, 2019.

Book value as of June 30, 2020, was $4.0 billion, an increase of 5 percent compared to $3.8 billion as of June 30, 2019. Book value per share as of June 30, 2020 was $20.82, an increase of 13 percent compared to $18.42 as of June 30, 2019.

"Our results for the second quarter reflect the challenging COVID-19 pandemic environment we are operating in today and the resulting impact on our mortgage insurance portfolio," said Radian’s Chief Executive Officer Rick Thornberry. "We continue to be encouraged by the impact of the programs put in place to help ease the burden of the crisis on homeowners, including mortgage forbearance programs and loss mitigation workout options. We are also pleased with the rebound in the housing market, which helped us to write record volume of new primary mortgage insurance business of $25.5 billion dollars in the second quarter."

Thornberry added, "While the ultimate financial impact to our company will depend upon the depth and duration of this economic cycle, we believe we are well prepared with a strong capital position, significant holding company resources, a solid business model, deep customer relationships and a dedicated and talented team. I am very proud of the resilience of our businesses and the strength and commitment of our One Radian unified team."

SECOND QUARTER HIGHLIGHTS

  NIW was $25.5 billion for the quarter, representing an increase of 53 percent compared to $16.7 billion in the first quarter of 2020 and an increase of 37 percent compared to $18.5 billion in the second quarter of 2019.
    Of the $25.5 billion in NIW in the second quarter of 2020, 85 percent was written with monthly and other recurring premiums, compared to 81 percent in the first quarter of 2020, and 83 percent in the second quarter of 2019.
    Refinances accounted for 44 percent of total NIW in the second quarter of 2020, compared to 34 percent in the first quarter of 2020 and 10 percent in the second quarter of 2019.
  Total primary mortgage insurance in force decreased slightly to $241.3 billion as of June 30, 2020, compared to $241.6 billion as of March 31, 2020, and increased 5 percent compared to $230.8 billion as of June 30, 2019.
    Persistency, which is the percentage of mortgage insurance that remains in force after a 12-month period, was 70.2 percent as of June 30, 2020, compared to 75.4 percent as of March 31, 2020, and 83.4 percent as of June 30, 2019.
    Annualized persistency for the three months ended June 30, 2020 was 63.8 percent, compared to 76.5 percent for the three months ended March 31, 2020, and 80.8 percent for the three months ended June 30, 2019.
  Net mortgage insurance premiums earned were $247.6 million for the quarter ended June 30, 2020, compared to $275.0 million for the quarter ended March 31, 2020, and $296.3 million for the quarter ended June 30, 2019. Net mortgage insurance premiums earned for the second quarter of 2020 were reduced by $28.2 million related to an adjustment to accrued profit commission due to increased losses, compared to profit commission increases of $8.6 million for the first quarter of 2020 and $21.7 million for the second quarter of 2019.
    Mortgage insurance in force premium yield was 44.3 basis points in the second quarter of 2020, compared to 46.1 basis points in the first quarter of 2020 and 55.9 basis points in the second quarter of 2019. Net mortgage insurance premiums earned for the second quarter of 2019 included an increase of $32.9 million as a result of a cumulative adjustment to unearned premiums related to an update to the amortization rates used to recognize revenue for single premium policies. Excluding the impact of this adjustment, in force premium yield was 47.9 basis points in the second quarter of 2019.
    The impact of single premium cancellations on premium yield before consideration of reinsurance represented 8.2 basis points in the second quarter of 2020, compared to 4.0 basis points in the first quarter of 2020, and 2.8 basis points in the second quarter of 2019.
    Total net mortgage insurance premium yield, which includes the impact of ceded premiums and accrued profit commission, was 41.0 basis points in the second quarter of 2020. This compares to 45.6 basis points in the first quarter of 2020, and 52.2 basis points in the second quarter of 2019, or 46.4 basis points excluding the impact of the updates to single premium policy amortization rates described above.
    Additional details regarding premiums earned may be found in Exhibit D.
  The mortgage insurance provision for losses was $304.0 million in the second quarter of 2020, compared to $35.2 million in the first quarter of 2020 and $47.2 million in the second quarter of 2019. The increase in the second quarter of 2020 is primarily related to the increase in the number of new defaults, which include defaults of loans subject to forbearance programs implemented in response to the COVID-19 pandemic.
    The number of primary delinquent loans was 69,742 as of June 30, 2020, compared to 19,781 as of March 31, 2020 and 19,643 as of June 30, 2019.
    The primary default rate was 6.5 percent in the second quarter of 2020, compared to 1.8 percent in the first quarter of 2020, and 1.9 percent in the second quarter of 2019.
    The gross default to claim rate assumption for new primary defaults was 8.5 percent at June 30, 2020, compared to 7.5 percent in the first quarter of 2020, and 8.0 percent in the second quarter of 2019.
    The loss ratio in the second quarter of 2020 was 122.8 percent, compared to 12.8 percent in the first quarter of 2020, and 15.9 percent in the second quarter of 2019.
    Mortgage insurance loss reserves were $735.0 million as of June 30, 2020, compared to $414.7 million as of March 31, 2020, and $401.3 million as of June 30, 2019.
    Total mortgage insurance claims paid were $22.8 million in the second quarter of 2020, compared to $23.4 million in the first quarter of 2020, and $32.4 million in the second quarter of 2019.
  Radian's Real Estate segment offers a broad array of title, valuation, asset management and other real estate services to market participants across the real estate value chain.
    Total Real Estate segment revenues for the second quarter of 2020 were $26.1 million, compared to $28.6 million for the first quarter of 2020, and $27.6 million for the second quarter of 2019.
    Adjusted earnings before interest, income taxes, depreciation and amortization and corporate allocations (Real Estate adjusted EBITDA) for the quarter ended June 30, 2020 was a loss of $0.7 million, compared to a loss of $0.4 million for the quarter ended March 31, 2020, and a loss of $0.5 million for the quarter ended June 30, 2019. Additional details regarding the non-GAAP measure Real Estate adjusted EBITDA may be found in Exhibits F and G.
  Other operating expenses were $60.6 million in the second quarter of 2020, compared to $69.1 million in the first quarter of 2020, and $70.0 million in the second quarter of 2019.
    The decrease in operating expenses in the second quarter of 2020, compared to the first quarter of 2020, was driven primarily by lower share-based incentive compensation expense as well as higher ceding commissions. The decrease in operating expenses in the second quarter of 2020, compared to the second quarter of 2019, was driven primarily by lower share-based compensation expense as well as lower technology related expense.

CAPITAL AND LIQUIDITY UPDATE

  At June 30, 2020, Excess Available Resources to Support PMIERs were $2.4 billion, or 73 percent above Radian Guaranty's Minimum Required Assets of approximately $3.2 billion. During the three months ended June 30, 2020, Excess Available Resources to Support PMIERs increased by $361 million.

Radian Group

  As of June 30, 2020, Radian Group maintained $1.1 billion of available liquidity. Total liquidity, which includes the company’s existing $267.5 million unsecured revolving credit facility, was $1.4 billion as of June 30, 2020. Both available liquidity and total liquidity include the minimum liquidity requirement under the Company's unsecured revolving credit facility of $35 million. On May 6, 2020, Radian Group entered into an amendment to its $267.5 million unsecured revolving credit facility which extended the maturity date of the credit facility to January 18, 2022.
  In May 2020, Radian Group issued $525 million aggregate principal amount of Senior Notes due 2025 and received net proceeds after expenses of $515.6 million. These notes mature on March 15, 2025 and bear interest at a rate of 6.625% per annum, payable semi-annually on March 15 and September 15 of each year, with interest payments commencing on September 15, 2020.
  On May 13, 2020, Radian Group’s board of directors authorized a regular quarterly dividend on its common stock in the amount of $0.125 per share and the dividend was paid on June 5, 2020.

Radian Guaranty

  At June 30, 2020, Radian Guaranty’s Available Assets under the Private Mortgage Insurer Eligibility Requirements (PMIERs) totaled approximately $4.2 billion, resulting in an excess or “cushion” of approximately $1.0 billion, or 31 percent above its Minimum Required Assets of approximately $3.2 billion. During the three months ended June 30, 2020, Radian Guaranty's PMIERs cushion decreased by $127 million.
  As of June 30, 2020, 61.0% of Radian Guaranty's primary mortgage insurance risk in force is subject to some form of risk distribution, providing a $1.5 billion reduction of Minimum Required Assets under PMIERs.

RECENT EVENTS

Radian Guaranty Operating Statistics for July 2020

The information includes total new primary defaults, which include defaults under forbearance programs in response to the COVID-19 pandemic, as well as cures, claims paid and rescissions/denials. The information regarding new defaults and cures is reported to Radian Guaranty from loan servicers. We consider a loan to be in default for financial statement and internal tracking purposes upon receipt of notification by servicers that a borrower has missed two monthly payments. Default reporting, particularly on a monthly basis, may be affected by several factors, including the date on which the loan servicer’s report is generated and transmitted to Radian Guaranty, the impact of updated information submitted by servicers and the timing of servicing transfers.

	July 2020	June 2020	May 2020
Beginning Primary Default Inventory (# of loans)	69,742	55,103	22,790
Plus: New Defaults	8,477	20,862	35,915
Less: Cures	10,678	6,119	3,424
Less: Claims Paid (1)	92	107	176
Less: Rescissions and Claim Denials, net (2)	16	(3)	2
Ending Defaults	67,433	69,742	55,103
(1)	Includes those charged to a deductible or captive reinsurance transactions, as well as commutations.
(2)	Net of any previous Rescissions and Claim Denials that were reinstated during the period. Such reinstated Rescissions and Claim Denials may ultimately result in a paid claim.

CONFERENCE CALL

Radian will discuss second quarter financial results in a conference call on Monday, August 10, 2020, at 10:00 a.m. Eastern time. The conference call will be broadcast live over the Internet at https://radian.com/who-we-are/for-investors/webcasts or at www.radian.com. The call may also be accessed by dialing 866.436.9172 inside the U.S., or 630.691.2760 for international callers, using passcode 49847107.

A digital replay of the webcast will be available on Radian’s website approximately two hours after the live broadcast ends for a period of two weeks at https://radian.com/who-we-are/for-investors/webcasts, using passcode 49847107.

In addition to the information provided in the company's earnings news release, other statistical and financial information, which is expected to be referred to during the conference call, will be available on Radian's website at www.radian.com, under Investors.

NON-GAAP FINANCIAL MEASURES

Radian believes that adjusted pretax operating income, adjusted diluted net operating income per share and adjusted net operating return on equity (non-GAAP measures) facilitate evaluation of the company’s fundamental financial performance and provide relevant and meaningful information to investors about the ongoing operating results of the company. On a consolidated basis, these measures are not recognized in accordance with accounting principles generally accepted in the United States of America (GAAP) and should not be considered in isolation or viewed as substitutes for GAAP measures of performance. The measures described below have been established in order to increase transparency for the purpose of evaluating the company’s operating trends and enabling more meaningful comparisons with Radian’s competitors.

Adjusted pretax operating income (loss) is defined as GAAP consolidated pretax income (loss) excluding the effects of: (i) net gains (losses) on investments and other financial instruments; (ii) loss on extinguishment of debt; (iii) amortization and impairment of goodwill and other acquired intangible assets; and (iv) impairment of other long-lived assets and other non-operating items, such as gains (losses) from the sale of lines of business and acquisition-related income and expenses. Adjusted diluted net operating income (loss) per share is calculated by dividing (i) adjusted pretax operating income (loss) attributable to common stockholders, net of taxes computed using the Company’s statutory tax rate, by (ii) the sum of the weighted average number of common shares outstanding and all dilutive potential common shares outstanding. Adjusted net operating return on equity is calculated by dividing annualized adjusted pretax operating income (loss), net of taxes computed using the Company’s statutory tax rate, by average stockholders’ equity, based on the average of the beginning and ending balances for each period presented.

In addition to the above non-GAAP measures for the consolidated company, we also have presented as supplemental information a non-GAAP measure for our Real Estate segment, representing a measure of earnings before interest, income tax provision (benefit), depreciation and amortization (“EBITDA”). We calculate Real Estate adjusted EBITDA by using adjusted pretax operating income as described above, further adjusted to remove the impact of depreciation and corporate allocations for interest and operating expenses. In addition, Real Estate adjusted EBITDA margin is calculated by dividing Real Estate adjusted EBITDA by GAAP total revenue for the Real Estate segment. Real Estate adjusted EBITDA and Real Estate adjusted EBITDA margin are used to facilitate comparisons with other services companies, since they are widely accepted measures of performance in the services industry and are used internally as supplemental measures to evaluate the performance of our Real Estate segment.

See Exhibit F or Radian’s website for a description of these items, as well as Exhibit G for reconciliations to the most comparable consolidated GAAP measures.

ABOUT RADIAN

Radian Group Inc. (NYSE: RDN) is ensuring the American dream of homeownership responsibly and sustainably through products and services that include industry-leading mortgage insurance and a comprehensive suite of mortgage, risk, title, valuation, asset management and other real estate services. We are powered by technology, informed by data and driven to deliver new and better ways to transact and manage risk. Visit www.radian.com to learn more about how Radian is shaping the future of mortgage and real estate services.

FINANCIAL RESULTS AND SUPPLEMENTAL INFORMATION CONTENTS (Unaudited)

For historical trend information, refer to Radian’s quarterly financial statistics at

http://www.radian.biz/page?name=FinancialReportsCorporate.

Exhibit A:	Condensed Consolidated Statements of Operations Trend Schedule
Exhibit B:	Net Income (Loss) Per Share Trend Schedule
Exhibit C:	Condensed Consolidated Balance Sheets
Exhibit D:	Net Premiums Earned
Exhibit E:	Segment Information
Exhibit F:	Definition of Consolidated Non-GAAP Financial Measures
Exhibit G:	Consolidated Non-GAAP Financial Measure Reconciliations
Exhibit H:	Mortgage Supplemental Information
New Insurance Written
Exhibit I:	Mortgage Supplemental Information
Primary Insurance in Force and Risk in Force
Exhibit J:	Mortgage Supplemental Information
Claims and Reserves
Exhibit K:	Mortgage Supplemental Information
Default Statistics
Exhibit L:	Mortgage Supplemental Information
Reinsurance Programs

Radian Group Inc. and Subsidiaries
Condensed Consolidated Statements of Operations Trend Schedule
Exhibit A

	2020		2019
(In thousands, except per-share amounts)	Qtr 2	Qtr 1	Qtr 4	Qtr 3	Qtr 2

Revenues:
Net premiums earned	$249,295	$277,415	$301,486	$281,185	$299,166
Services revenue	28,075	31,927	40,031	42,509	39,303
Net investment income	38,723	40,944	41,432	42,756	43,761
Net gains (losses) on investments and other financial instruments	47,276	(22,027)	4,257	13,009	12,540
Other income	1,072	822	818	879	194
Total revenues	364,441	329,081	388,024	380,338	394,964

Expenses:
Provision for losses	304,418	35,951	34,619	29,231	47,427
Policy acquisition costs	6,015	7,413	6,783	6,435	6,203
Cost of services	17,972	22,141	27,278	29,044	27,845
Other operating expenses	60,582	69,110	80,894	76,384	70,046
Interest expense	16,699	12,194	12,160	13,492	14,961
Loss on extinguishment of debt	—	—	—	5,940	16,798
Impairment of goodwill	—	—	4,828	—	—
Amortization and impairment of other acquired intangible assets	979	979	15,823	2,139	2,139
Total expenses	406,665	147,788	182,385	162,665	185,419

Pretax income (loss)	(42,224)	181,293	205,639	217,673	209,545
Income tax provision (benefit)	(12,273)	40,832	44,455	44,235	42,815
Net income (loss)	$(29,951)	$140,461	$161,184	$173,438	$166,730

Diluted net income (loss) per share	$(0.15)	$0.70	$0.79	$0.83	$0.78

Radian Group Inc. and Subsidiaries
Net Income (Loss) Per Share Trend Schedule
Exhibit B

The calculation of basic and diluted net income (loss) per share was as follows:

	2020		2019
(In thousands, except per-share amounts)	Qtr 2	Qtr 1	Qtr 4	Qtr 3	Qtr 2
Net income (loss)—basic and diluted	$(29,951)	$140,461	$161,184	$173,438	$166,730

Average common shares outstanding—basic (1)	193,299	200,161	203,431	203,107	208,097
Dilutive effect of share-based compensation arrangements (2)	—	1,658	1,734	5,584	5,506
Adjusted average common shares outstanding—diluted	193,299	201,819	205,165	208,691	213,603

Basic net income (loss) per share	$(0.15)	$0.70	$0.79	$0.85	$0.80

Diluted net income (loss) per share	$(0.15)	$0.70	$0.79	$0.83	$0.78
(1)	Includes the impact of fully vested shares under our share-based compensation programs.
(2)

There were no dilutive shares for the three months ended June 30, 2020, as a result of our net loss for the period. The following number of shares of our common stock equivalents issued under our share-based compensation arrangements were not included in the calculation of diluted net income (loss) per share because they were anti-dilutive:

	2020		2019
(In thousands)	Qtr 2	Qtr 1	Qtr 4	Qtr 3	Qtr 2
Shares of common stock equivalents	2,295	132	—	—	168

Radian Group Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
Exhibit C

	June 30,	March 31,	December 31,	September 30,	June 30,
(In thousands, except per-share amounts)	2020	2020	2019	2019	2019

Assets:
Investments	$6,431,350	$5,608,627	$5,658,747	$5,533,724	$5,513,319
Cash	68,387	54,108	92,729	49,393	74,111
Restricted cash	16,279	7,817	3,545	2,853	5,007
Accounts and notes receivable	110,722	123,381	93,630	144,113	122,104
Deferred income taxes, net	—	—	—	—	6,872
Goodwill and other acquired intangible assets, net	26,229	27,208	28,187	52,533	54,672
Prepaid reinsurance premium	330,476	356,104	363,856	374,339	385,805
Other assets	585,866	513,187	567,619	513,647	430,236
Total assets	$7,569,309	$6,690,432	$6,808,313	$6,670,602	$6,592,126

Liabilities and stockholders’ equity:
Unearned premiums	$561,280	$605,045	$626,822	$647,856	$666,354
Reserve for losses and loss adjustment expense	738,885	418,202	404,765	398,141	405,278
Senior notes	1,403,857	887,584	887,110	886,643	982,890
FHLB advances	175,122	173,760	134,875	104,492	106,382
Reinsurance funds withheld	312,350	302,551	291,829	352,532	339,641
Other liabilities	391,810	438,782	414,189	358,431	308,337
Total liabilities	3,583,304	2,825,924	2,759,590	2,748,095	2,808,882

Common stock	210	208	219	220	223
Treasury stock	(909,738)	(902,024)	(901,657)	(901,556)	(901,419)
Additional paid-in capital	2,232,949	2,231,670	2,449,884	2,469,097	2,539,803
Retained earnings	2,450,423	2,504,853	2,389,789	2,229,107	2,056,175
Accumulated other comprehensive income	212,161	29,801	110,488	125,639	88,462
Total stockholders’ equity	3,986,005	3,864,508	4,048,723	3,922,507	3,783,244
Total liabilities and stockholders’ equity	$7,569,309	$6,690,432	$6,808,313	$6,670,602	$6,592,126

Shares outstanding	191,492	190,387	201,164	202,219	205,399

Book value per share	$20.82	$20.30	$20.13	$19.40	$18.42

Debt to capital ratio (1)	26.0%	18.7%	18.0%	18.4%	20.6%
Risk to capital ratio-Radian Guaranty only	13.3:1	13.8:1	13.6:1	14.2:1	14.6:1
(1)	Calculated as senior notes divided by senior notes and stockholders’ equity.

Radian Group Inc. and Subsidiaries
Net Premiums Earned
Exhibit D

	2020		2019
(In thousands)	Qtr 2	Qtr 1	Qtr 4		Qtr 3	Qtr 2

Premiums earned:
Direct - Mortgage:
Premiums earned, excluding revenue from cancellations	$263,468	$274,647	$295,845	(1)	$274,595	$315,109	(2)
Single Premium Policy cancellations	50,023	24,133	26,479		27,254	15,793
Total direct - Mortgage	313,491	298,780	322,324	(1)	301,849	330,902	(2)

Assumed - Mortgage: (1) (3)	3,197	3,456	2,837		2,614	2,481

Ceded - Mortgage:
Premiums earned, excluding revenue from cancellations	(26,493)	(28,609)	(28,055)		(28,457)	(53,948)	(2)
Single Premium Policy cancellations (4)	(14,424)	(7,183)	(7,843)		(8,137)	(4,833)
Profit commission - other (5)	(28,175)	8,555	9,241		9,729	21,732	(2)
Total ceded premiums, net of profit commission - Mortgage (6)	(69,092)	(27,237)	(26,657)		(26,865)	(37,049)	(2)
Net premiums earned - Mortgage	247,596	274,999	298,504	(1)	277,598	296,334	(2)
Net premiums earned - Real Estate	1,699	2,416	2,982		3,587	2,832
Net premiums earned	$249,295	$277,415	$301,486	(1)	$281,185	$299,166	(2)
(1)	Includes a cumulative impact related to the recognition of deferred initial premiums on monthly policies.
(2)	Includes a cumulative adjustment to unearned premiums related to an update to the amortization rates used to recognize revenue for Single Premium Policies.
(3)	Includes premiums earned from our participation in certain credit risk transfer programs.
(4)	Includes the impact of related profit commissions.
(5)	The amounts represent the profit commission on the Single Premium QSR Program, excluding the impact of Single Premium Policy cancellations.
(6)	See Exhibit L for additional information on ceded premiums for our various reinsurance programs.

Radian Group Inc. and Subsidiaries
Segment Information
Exhibit E (page 1 of 3)

Summarized financial information concerning our reportable operating segments and all other activities as of and for the periods indicated is as follows. For a definition of adjusted pretax operating income (loss) and Real Estate adjusted EBITDA, along with reconciliations to consolidated GAAP measures, see Exhibits F and G.

	Mortgage
	2020		2019
(In thousands)	Qtr 2	Qtr 1	Qtr 4		Qtr 3	Qtr 2
Net premiums written (1)	$229,458	$260,974	$287,952	(2)	$270,567	$265,345
(Increase) decrease in unearned premiums	18,138	14,025	10,552		7,031	30,989	(3)
Net premiums earned	247,596	274,999	298,504		277,598	296,334
Services revenue (4)	3,918	3,216	2,936		2,375	1,895
Net investment income (4)	34,708	36,198	37,818		37,032	37,871
Other income (4)	721	671	719		641	544
Total (4)	286,943	315,084	339,977		317,646	336,644

Provision for losses	304,021	35,246	34,411		29,053	47,165
Policy acquisition costs	6,015	7,413	6,783		6,435	6,203
Cost of services (4)	2,133	1,757	1,713		1,621	1,128
Other operating expenses before corporate allocations (4) (5)	18,705	23,733	32,604		30,773	28,089
Interest expense before corporate allocations (6)	3,064	680	688		682	625
Total (4) (7)	333,938	68,829	76,199		68,564	83,210
Adjusted pretax operating income (loss) before corporate allocations (4)	(46,995)	246,255	263,778		249,082	253,434
Allocation of corporate operating expenses	25,191	29,074	27,394		26,671	24,388
Allocation of corporate interest expense	16,135	11,514	11,472		12,810	14,336
Adjusted pretax operating income (loss) (4)	$(88,321)	$205,667	$224,912		$209,601	$214,710

	Real Estate
	2020		2019
(In thousands)	Qtr 2	Qtr 1	Qtr 4		Qtr 3	Qtr 2
Net premiums earned	$1,699	$2,416	$2,982		$3,587	$2,832
Services revenue (4) (7)	24,267	26,042	23,826		26,375	25,026
Net investment income	126	125	144		177	177
Other income	—	—	—		—	(408)
Total (4)	26,092	28,583	26,952		30,139	27,627

Provision for losses	426	743	238		211	318
Cost of services (4)	15,893	17,933	16,275		18,155	17,773
Other operating expenses before corporate allocations (4) (5)	11,251	10,938	11,972		11,404	10,649
Total (4)	27,570	29,614	28,485		29,770	28,740
Adjusted pretax operating income (loss) before corporate allocations (4) (8)	(1,478)	(1,031)	(1,533)		369	(1,113)
Allocation of corporate operating expenses (4)	3,339	3,836	2,987		2,910	2,659
Adjusted pretax operating income (loss) (4)	$(4,817)	$(4,867)	$(4,520)		$(2,541)	$(3,772)

Radian Group Inc. and Subsidiaries Segment Information
Exhibit E (page 2 of 3)

	All Other (4) (9)
	2020		2019
(In thousands)	Qtr 2	Qtr 1	Qtr 4	Qtr 3	Qtr 2
Services revenue (7)	$—	$2,861	$13,559	$14,027	$12,748
Net investment income	6,389	4,621	3,470	5,547	5,713
Other income	104	151	99	238	58
Total	6,493	7,633	17,128	19,812	18,519

Cost of services	(35)	2,556	9,500	9,387	9,113
Other operating expenses	1,889	1,278	4,037	4,742	4,505
Adjusted pretax operating income	$4,639	$3,799	$3,591	$5,683	$4,901
(1)	Net of ceded premiums written under the QSR Programs and the Excess-of-Loss Program. See Exhibit L for additional information.
(2)	Includes a cumulative impact related to the recognition of deferred initial premiums on monthly policies.
(3)	Includes a cumulative adjustment to unearned premiums related to an update to the amortization rates used to recognize revenue for Single Premium Policies.
(4)

Certain organizational changes implemented in the first quarter of 2020 caused the composition of our reportable segments to change. These changes to our reportable segments have been reflected in our segment operating results for all periods presented.

(5)	Does not include impairment of other long-lived assets and other non-operating items, which are not considered components of adjusted pretax operating income (loss).
(6)

Primarily relates to FHLB borrowings made by our mortgage insurance subsidiaries. Prior to March 31, 2020, this amount had been presented in allocation of corporate interest expense. All prior periods have been restated to reflect the current presentation.

(7)	Inter-segment information:
	2020			2019
	Qtr 2		Qtr 1	Qtr 4	Qtr 3	Qtr 2
Inter-segment revenue included in:
Mortgage	$—		$83	$160	$35	$23
Real Estate	110		109	88	111	133
All Other	2,500	(a)	—	42	122	210
Total inter-segment revenue	$2,610		$192	$290	$268	$366

Inter-segment expense included in:
Mortgage	$2,591	(a)	$87	$79	$150	$196
Real Estate	19		22	16	(1)	(18)
All Other	—		83	195	119	188
Total inter-segment expense	$2,610		$192	$290	$268	$366
(a)	Primarily relates to interest on the $200.0 million 3% intercompany surplus note issued by Radian Guaranty to Radian Group.
(8)	Supplemental information for Real Estate adjusted EBITDA (see definition in Exhibit F):
	2020		2019
	Qtr 2	Qtr 1	Qtr 4	Qtr 3	Qtr 2
Adjusted pretax operating income (loss) before corporate allocations	$(1,478)	$(1,031)	$(1,533)	$369	$(1,113)
Depreciation and amortization	776	666	553	560	616
Real Estate adjusted EBITDA	$(702)	$(365)	$(980)	$929	$(497)
(9)

All Other activities include income (losses) from assets held by our holding company, related general corporate operating expenses not attributable or allocated to our reportable segments and, for all periods through the first quarter of 2020, income and expenses related to Clayton prior to its sale on January 21, 2020.

Radian Group Inc. and Subsidiaries
Segment Information
Exhibit E (page 3 of 3)

Selected Mortgage Key Ratios

	2020		2019
	Qtr 2	Qtr 1	Qtr 4	Qtr 3	Qtr 2

Loss ratio (1)	122.8%	12.8%	11.5%	10.5%	15.9%
Expense ratio (1)	20.2%	21.9%	22.4%	23.0%	19.8%
(1)	Calculated on a GAAP basis using net premiums earned.

Radian Group Inc. and Subsidiaries
Definition of Consolidated Non-GAAP Financial Measures
Exhibit F (page 1 of 2)

Use of Non-GAAP Financial Measures

In addition to the traditional GAAP financial measures, we have presented “adjusted pretax operating income (loss),” “adjusted diluted net operating income (loss) per share” and “adjusted net operating return on equity,” which are non-GAAP financial measures for the consolidated company, among our key performance indicators to evaluate our fundamental financial performance. These non-GAAP financial measures align with the way the Company’s business performance is evaluated by both management and the board of directors. These measures have been established in order to increase transparency for the purposes of evaluating our operating trends and enabling more meaningful comparisons with our peers. Although on a consolidated basis “adjusted pretax operating income (loss),” “adjusted diluted net operating income (loss) per share” and “adjusted net operating return on equity” are non-GAAP financial measures, we believe these measures aid in understanding the underlying performance of our operations. Our senior management, including our Chief Executive Officer (Radian’s chief operating decision maker), uses adjusted pretax operating income (loss) as our primary measure to evaluate the fundamental financial performance of the Company’s business segments and to allocate resources to the segments.

Adjusted pretax operating income (loss) is defined as GAAP consolidated pretax income (loss) excluding the effects of: (i) net gains (losses) on investments and other financial instruments; (ii) loss on extinguishment of debt; (iii) amortization and impairment of goodwill and other acquired intangible assets; and (iv) impairment of other long-lived assets and other non-operating items, such as gains (losses) from the sale of lines of business and acquisition-related income and expenses. Adjusted diluted net operating income (loss) per share is calculated by dividing (i) adjusted pretax operating income (loss) attributable to common stockholders, net of taxes computed using the Company’s statutory tax rate, by (ii) the sum of the weighted average number of common shares outstanding and all dilutive potential common shares outstanding. Adjusted net operating return on equity is calculated by dividing annualized adjusted pretax operating income (loss), net of taxes computed using the Company’s statutory tax rate, by average stockholders’ equity, based on the average of the beginning and ending balances for each period presented.

Although adjusted pretax operating income (loss) excludes certain items that have occurred in the past and are expected to occur in the future, the excluded items represent those that are: (i) not viewed as part of the operating performance of our primary activities or (ii) not expected to result in an economic impact equal to the amount reflected in pretax income (loss). These adjustments, along with the reasons for their treatment, are described below.

(1)

Net gains (losses) on investments and other financial instruments. The recognition of realized investment gains or losses can vary significantly across periods as the activity is highly discretionary based on the timing of individual securities sales due to such factors as market opportunities, our tax and capital profile and overall market cycles. Unrealized gains and losses arise primarily from changes in the market value of our investments that are classified as trading or equity securities. These valuation adjustments may not necessarily result in realized economic gains or losses.

Trends in the profitability of our fundamental operating activities can be more clearly identified without the fluctuations of these realized and unrealized gains or losses and changes in fair value of other financial instruments. We do not view them to be indicative of our fundamental operating activities.

(2)

Loss on extinguishment of debt. Gains or losses on early extinguishment of debt and losses incurred to purchase our debt prior to maturity are discretionary activities that are undertaken in order to take advantage of market opportunities to strengthen our financial and capital positions; therefore, we do not view these activities as part of our operating performance. Such transactions do not reflect expected future operations and do not provide meaningful insight regarding our current or past operating trends.

(3)

Amortization and impairment of goodwill and other acquired intangible assets. Amortization of acquired intangible assets represents the periodic expense required to amortize the cost of acquired intangible assets over their estimated useful lives. Acquired intangible assets are also periodically reviewed for potential impairment, and impairment adjustments are made whenever appropriate. We do not view these charges as part of the operating performance of our primary activities.

(4)

Impairment of other long-lived assets and other non-operating items. Includes activities that we do not view to be indicative of our fundamental operating activities, such as: (i) gains (losses) from the sale of lines of business and (ii) acquisition-related expenses.

Radian Group Inc. and Subsidiaries
Definition of Consolidated Non-GAAP Financial Measures
Exhibit F (page 2 of 2)

In addition to the above non-GAAP measures for the consolidated company, we also have presented as supplemental information a non-GAAP measure for our Real Estate segment, representing a measure of earnings before interest, income tax provision (benefit), depreciation and amortization (“EBITDA”). We calculate Real Estate adjusted EBITDA by using adjusted pretax operating income (loss) as described above, further adjusted to remove the impact of depreciation and corporate allocations for interest and operating expenses. In addition, Real Estate adjusted EBITDA margin is calculated by dividing Real Estate adjusted EBITDA by GAAP total revenue for the Real Estate segment. Real Estate adjusted EBITDA and Real Estate adjusted EBITDA margin are used to facilitate comparisons with other services companies, since they are widely accepted measures of performance in the services industry and are used internally as supplemental measures to evaluate the performance of our Real Estate segment.

See Exhibit G for the reconciliation of the most comparable GAAP measures, consolidated pretax income (loss), diluted net income (loss) per share, return on equity and book value per share, to our non-GAAP financial measures for the consolidated company, adjusted pretax operating income (loss) , adjusted diluted net operating income (loss) per share and adjusted net operating return on equity, respectively. Exhibit G also contains the reconciliation of the most comparable GAAP measure, net income (loss), to Real Estate adjusted EBITDA.

Total adjusted pretax operating income (loss), adjusted diluted net operating income (loss) per share, adjusted net operating return on equity, Real Estate adjusted EBITDA and Real Estate adjusted EBITDA margin should not be considered in isolation or viewed as substitutes for GAAP pretax income (loss), diluted net income (loss) per share, return on equity, book value per share or net income (loss). Our definitions of adjusted pretax operating income (loss), adjusted diluted net operating income (loss) per share, adjusted net operating return on equity, Real Estate adjusted EBITDA or Real Estate adjusted EBITDA margin may not be comparable to similarly-named measures reported by other companies.

Radian Group Inc. and Subsidiaries
Consolidated Non-GAAP Financial Measure Reconciliations
Exhibit G (page 1 of 3)

Reconciliation of Consolidated Pretax Income (Loss) to Adjusted Pretax Operating Income (Loss)

	2020		2019
(In thousands)	Qtr 2	Qtr 1	Qtr 4	Qtr 3	Qtr 2
Consolidated pretax income (loss)	$(42,224)	$181,293	$205,639	$217,673	$209,545
Less reconciling income (expense) items:
Net gains (losses) on investments and other financial instruments	47,276	(22,027)	4,257	13,009	12,540
Loss on extinguishment of debt	—	—	—	(5,940)	(16,798)
Impairment of goodwill	—	—	(4,828)	—	—
Amortization and impairment of other acquired intangible assets	(979)	(979)	(15,823)	(2,139)	(2,139)
Impairment of other long-lived assets and other non-operating items (1)	(22)	(300)	(1,950)	—	103
Total adjusted pretax operating income (loss) (2)	$(88,499)	$204,599	$223,983	$212,743	$215,839
(1)

The amounts for all the periods are included in other operating expenses on the Condensed Consolidated Statement of Operations in Exhibit A and primarily relate to impairments of other long-lived assets.

(2)	Total adjusted pretax operating income (loss) consists of adjusted pretax operating income (loss) for each reportable segment and All Other activities as follows:
	2020		2019
(In thousands)	Qtr 2	Qtr 1	Qtr 4	Qtr 3	Qtr 2
Adjusted pretax operating income (loss):
Mortgage segment	$(88,321)	$205,667	$224,912	$209,601	$214,710
Real Estate segment	(4,817)	(4,867)	(4,520)	(2,541)	(3,772)
All Other activities	4,639	3,799	3,591	5,683	4,901
Total adjusted pretax operating income (loss)	$(88,499)	$204,599	$223,983	$212,743	$215,839

Radian Group Inc. and Subsidiaries
Consolidated Non-GAAP Financial Measure Reconciliations
Exhibit G (page 2 of 3)

Reconciliation of Diluted Net Income (Loss) Per Share to Adjusted Diluted Net Operating Income (Loss) Per Share

	2020		2019
	Qtr 2	Qtr 1	Qtr 4	Qtr 3	Qtr 2
Diluted net income (loss) per share	$(0.15)	$0.70	$0.79	$0.83	$0.78

Less per-share impact of reconciling income (expense) items:
Net gains (losses) on investments and other financial instruments	0.24	(0.11)	0.02	0.06	0.06
Loss on extinguishment of debt	—	—	—	(0.03)	(0.08)
Impairment of goodwill	—	—	(0.02)	—	—
Amortization and impairment of other acquired intangible assets	(0.01)	—	(0.08)	(0.01)	(0.01)
Impairment of other long-lived assets and other non-operating items	—	—	(0.01)	—	—
Income tax (provision) benefit on reconciling income (expense) items (1)	(0.05)	0.02	0.02	—	0.01
Difference between statutory and effective tax rates	0.03	(0.01)	—	—	—
Per-share impact of reconciling income (expense) items	0.21	(0.10)	(0.07)	0.02	(0.02)
Adjusted diluted net operating income (loss) per share (1)	$(0.36)	$0.80	$0.86	$0.81	$0.80
(1)	Calculated using the company’s federal statutory tax rate of 21%. Any permanent tax adjustments and state income taxes on these items have been deemed immaterial and are not included.
Reconciliation of Return on Equity to Adjusted Net Operating Return on Equity (1)

	2020		2019
	Qtr 2	Qtr 1	Qtr 4	Qtr 3	Qtr 2
Return on equity (1)	(3.1)%	14.2%	16.2%	18.0%	17.8%
Less impact of reconciling income (expense) items: (2)
Net gains (losses) on investments and other financial instruments	4.8	(2.2)	0.4	1.4	1.3
Loss on extinguishment of debt	—	—	—	(0.6)	(1.8)
Impairment of goodwill	—	—	(0.5)	—	—
Amortization and impairment of other acquired intangible assets	(0.1)	(0.1)	(1.6)	(0.2)	(0.2)
Impairment of other long-lived assets and other non-operating items	—	—	(0.2)	—	—
Income tax (provision) benefit on reconciling income (expense) items (3)	(1.0)	0.5	0.4	(0.1)	0.1
Difference between statutory and effective tax rates	0.3	(0.3)	(0.1)	0.1	0.2
Impact of reconciling income (expense) items	4.0	(2.1)	(1.6)	0.6	(0.4)
Adjusted net operating return on equity	(7.1)%	16.3%	17.8%	17.4%	18.2%
(1)	Calculated by dividing annualized net income (loss) by average stockholders’ equity, based on the average of the beginning and ending balances for each period presented.
(2)	Annualized, as a percentage of average stockholders’ equity.
(3)	Calculated using the company’s federal statutory tax rate of 21%. Any permanent tax adjustments and state income taxes on these items have been deemed immaterial and are not included.

Radian Group Inc. and Subsidiaries
Consolidated Non-GAAP Financial Measure Reconciliations
Exhibit G (page 3 of 3)

Reconciliation of Net Income (Loss) to Real Estate Adjusted EBITDA

	2020		2019
(In thousands)	Qtr 2	Qtr 1	Qtr 4	Qtr 3	Qtr 2

Net income (loss)	$(29,951)	$140,461	$161,184	$173,438	$166,730
Less reconciling income (expense) items:
Net gains (losses) on investments and other financial instruments	47,276	(22,027)	4,257	13,009	12,540
Loss on extinguishment of debt	—	—	—	(5,940)	(16,798)
Impairment of goodwill	—	—	(4,828)	—	—
Amortization and impairment of other acquired intangible assets	(979)	(979)	(15,823)	(2,139)	(2,139)
Impairment of other long-lived assets and other non-operating items	(22)	(300)	(1,950)	—	103
Income tax (provision) benefit	12,273	(40,832)	(44,455)	(44,235)	(42,815)
Mortgage adjusted pretax operating income (loss)	(88,321)	205,667	224,912	209,601	214,710
All Other adjusted pretax operating income	4,639	3,799	3,591	5,683	4,901
Real Estate adjusted pretax operating income (loss)	(4,817)	(4,867)	(4,520)	(2,541)	(3,772)

Less reconciling income (expense) items:
Allocation of corporate operating expenses to Real Estate	(3,339)	(3,836)	(2,987)	(2,910)	(2,659)
Real Estate depreciation and amortization	(776)	(666)	(848)	(865)	(976)
Real Estate adjusted EBITDA	$(702)	$(365)	$(685)	$1,234	$(137)

On a consolidated basis, “adjusted pretax operating income (loss),” “adjusted diluted net operating income (loss) per share” and “adjusted net operating return on equity” are measures not determined in accordance with GAAP. “Real Estate adjusted EBITDA” and “Real Estate adjusted EBITDA margin” are also non-GAAP measures. These measures should not be considered in isolation or viewed as substitutes for GAAP pretax income (loss), diluted net income (loss) per share, return on equity, book value per share or net income (loss). Our definitions of adjusted pretax operating income (loss), adjusted diluted net operating income (loss) per share, adjusted net operating return on equity, Real Estate adjusted EBITDA or Real Estate adjusted EBITDA margin may not be comparable to similarly-named measures reported by other companies. See Exhibit F for additional information on our consolidated non-GAAP financial measures.

Radian Group Inc. and Subsidiaries
Mortgage Supplemental Information - New Insurance Written
Exhibit H

	2020		2019
($ in millions)	Qtr 2	Qtr 1	Qtr 4	Qtr 3	Qtr 2

Total primary new insurance written	$25,459	$16,706	$19,953	$22,037	$18,539

Percentage of primary new insurance written by FICO score (1)
>=740	67.3%	65.7%	66.3%	64.1%	62.2%
680-739	30.1	31.1	30.5	31.5	32.5
620-679	2.6	3.2	3.2	4.4	5.3
Total primary new insurance written	100.0%	100.0%	100.0%	100.0%	100.0%

Percentage of primary new insurance written
Borrower-paid	97.8%	96.7%	97.4%	97.1%	96.5%

Percentage by premium type
Direct monthly and other recurring premiums	84.7%	81.1%	82.1%	85.0%	83.3%
Direct single premiums: (2)
Borrower-paid (3)	13.6	16.5	16.0	13.1	14.2
Lender-paid	1.7	2.4	1.9	1.9	2.5
Total primary new insurance written	100.0%	100.0%	100.0%	100.0%	100.0%

Primary new insurance written for purchases	56.4%	66.2%	67.5%	80.7%	89.8%
Primary new insurance written for refinances	43.6%	33.8%	32.5%	19.3%	10.2%

Percentage by LTV
95.01% and above	8.3%	9.9%	11.5%	16.8%	20.5%
90.01% to 95.00%	36.4	37.6	35.8	37.4	38.1
85.01% to 90.00%	29.8	30.3	30.0	27.4	26.9
85.00% and below	25.5	22.2	22.7	18.4	14.5
Total primary new insurance written	100.0%	100.0%	100.0%	100.0%	100.0%
(1)	For loans with multiple borrowers, the percentage of primary new insurance written by FICO score represents the lowest of the borrowers’ FICO scores.
(2)	Percentages exclude the impact of reinsurance.
(3)	Borrower-paid Single Premium Policies have lower Minimum Required Assets under PMIERs as compared to lender-paid Single Premium Policies.

Radian Group Inc. and Subsidiaries
Mortgage Supplemental Information - Primary Insurance in Force and Risk in Force
Exhibit I (page 1 of 2)

	June 30,	March 31,	December 31,	September 30,	June 30,
($ in millions)	2020	2020	2019	2019	2019
Primary insurance in force (1)
Prime	$236,835	$236,958	$235,742	$232,086	$225,443
Alt-A and A minus and below	4,471	4,628	4,816	5,072	5,313
Total Primary	$241,306	$241,586	$240,558	$237,158	$230,756

Primary risk in force (1) (2)
Prime	$59,253	$59,827	$59,780	$59,217	$57,795
Alt-A and A minus and below	1,058	1,096	1,141	1,203	1,262
Total Primary	$60,311	$60,923	$60,921	$60,420	$59,057

Percentage of primary risk in force
Direct monthly and other recurring premiums	73.8%	72.6%	72.4%	72.0%	71.2%
Direct single premiums	26.2%	27.4%	27.6%	28.0%	28.8%

Percentage of primary risk in force by FICO score (3)
>=740	57.4%	57.2%	56.9%	56.2%	55.7%
680-739	34.3	34.2	34.2	34.5	34.6
620-679	7.7	8.0	8.2	8.6	8.9
<=619	0.6	0.6	0.7	0.7	0.8
Total Primary	100.0%	100.0%	100.0%	100.0%	100.0%

Percentage of primary risk in force by LTV
95.01% and above	14.2%	14.3%	14.2%	13.9%	13.2%
90.01% to 95.00%	50.4	51.0	51.3	51.9	52.5
85.01% to 90.00%	28.1	27.9	27.9	27.9	28.2
85.00% and below	7.3	6.8	6.6	6.3	6.1
Total	100.0%	100.0%	100.0%	100.0%	100.0%

Percentage of primary risk in force by policy year
2008 and prior	7.2%	7.5%	7.8%	8.4%	8.9%
2009 - 2012	2.8	3.0	3.3	3.5	4.1
2013	3.5	3.9	4.2	4.6	5.2
2014	3.6	4.0	4.3	4.8	5.3
2015	6.1	6.9	7.4	8.1	8.9
2016	10.6	11.7	12.5	13.5	14.8
2017	13.0	14.8	16.0	17.4	18.9
2018	14.0	16.4	17.9	19.7	21.8
2019	23.3	25.4	26.6	20.0	12.1
2020	15.9	6.4	—	—	—
Total	100.0%	100.0%	100.0%	100.0%	100.0%

Primary risk in force on defaulted loans	$4,263	$1,001	$1,061	$1,012	$986

Table continued on next page.

Radian Group Inc. and Subsidiaries
Mortgage Supplemental Information - Primary Insurance in Force and Risk in Force
Exhibit I (page 2 of 2)

Table continued from prior page.

	June 30,	March 31,	December 31,	September 30,	June 30,
	2020	2020	2019	2019	2019
Persistency Rate (12 months ended)	70.2%	75.4%	78.2%	81.5%	83.4%
Persistency Rate (quarterly, annualized) (4)	63.8%	76.5%	75.0%	75.5%	80.8%
(1)	Excludes the impact of premiums ceded under our reinsurance agreements.
(2)	Does not include pool risk in force or other risk in force, which combined represent approximately 1.0% of our total risk in force for all periods presented.
(3)	For loans with multiple borrowers, the percentage of primary risk in force by FICO score represents the lowest of the borrowers’ FICO scores.
(4)

The Persistency Rate on a quarterly, annualized basis is calculated based on loan-level detail for the quarter ending as of the date shown. It may be impacted by seasonality or other factors, including the level of refinance activity during the applicable periods, and may not be indicative of full-year trends.

Radian Group Inc. and Subsidiaries
Mortgage Supplemental Information - Claims and Reserves
Exhibit J

	2020		2019
($ in thousands)	Qtr 2	Qtr 1	Qtr 4	Qtr 3	Qtr 2

Net claims paid: (1)
Total primary claims paid	$22,144	$24,358	$24,267	$28,981	$31,940
Total pool and other	639	(911)	559	901	472
Subtotal	22,783	23,447	24,826	29,882	32,412
Impact of commutations and settlements (2)	—	(56)	3,691	6,812	15
Total net claims paid	$22,783	$23,391	$28,517	$36,694	$32,427

Total average net primary claim paid (1) (3)	$47.9	$50.3	$50.9	$47.0	$50.1

Average direct primary claim paid (3) (4)	$49.0	$51.4	$52.1	$48.1	$51.1
(1)	Net of reinsurance recoveries.
(2)	Includes payments to commute mortgage insurance coverage on certain performing and non-performing loans.
(3)	Calculated without giving effect to the impact of captive reinsurance terminations and other commutations.
(4)	Before reinsurance recoveries.
($ in thousands, except primary reserve	June 30,	March 31,	December 31,	September 30,	June 30,
per primary default amounts)	2020	2020	2019	2019	2019

Reserve for losses by category (1)
Mortgage reserves
Prime	$573,463	$264,694	$248,727	$236,382	$242,378
Alt-A and A minus and below	86,646	88,481	91,093	95,723	104,863
IBNR and other (2)	43,342	40,583	40,920	42,117	33,888
LAE	16,807	9,216	8,918	9,000	9,070
Total primary reserves	720,258	402,974	389,658	383,222	390,199
Total pool reserves	14,398	11,297	11,322	10,605	10,816
Total 1st lien reserves	734,656	414,271	400,980	393,827	401,015
Other	335	407	293	260	279
Total Mortgage reserves	734,991	414,678	401,273	394,087	401,294
Real Estate reserves	3,894	3,524	3,492	4,054	3,984
Total reserves	$738,885	$418,202	$404,765	$398,141	$405,278

1st lien reserve per default
Primary reserve per primary default excluding IBNR and other	$9,706	$18,320	$16,399	$16,900	$18,139
(1)

Includes ceded losses on reinsurance transactions, which are expected to be recovered and are included in the reinsurance recoverables reported in other assets in our condensed consolidated balance sheets.

(2)

For the quarters ended September 30, 2019 and June 30, 2019, includes increases of $11.8 million and $19.4 million, respectively, in the Company’s IBNR reserve estimate related to previously disclosed legal proceedings involving challenges from certain servicers regarding loss mitigation activities.

Radian Group Inc. and Subsidiaries
Mortgage Supplemental Information - Default Statistics
Exhibit K

	June 30,	March 31,	December 31,	September 30,	June 30,
	2020	2020	2019	2019	2019
Default Statistics
Primary Insurance:
Prime
Number of insured loans	1,040,964	1,049,974	1,049,954	1,040,520	1,018,715
Number of loans in default	64,648	15,497	16,532	15,345	14,521
Percentage of loans in default	6.21%	1.48%	1.57%	1.47%	1.43%

Alt-A and A minus and below
Number of insured loans	28,357	29,375	30,439	32,163	33,609
Number of loans in default	5,094	4,284	4,734	4,839	5,122
Percentage of loans in default	17.96%	14.58%	15.55%	15.05%	15.24%

Total Primary
Number of insured loans	1,069,321	1,079,349	1,080,393	1,072,683	1,052,324
Number of loans in default	69,742	19,781	21,266	20,184	19,643
Percentage of loans in default	6.52%	1.83%	1.97%	1.88%	1.87%

Radian Group Inc. and Subsidiaries
Mortgage Supplemental Information - Reinsurance Programs
Exhibit L

	2020		2019
($ in thousands)	Qtr 2	Qtr 1	Qtr 4	Qtr 3	Qtr 2

Quota Share Reinsurance (“QSR”) and Single Premium QSR Programs
Ceded premiums written (1)	$35,821	$6,687	$9,217	$8,408	$588
% of premiums written	13.0%	2.4%	3.0%	2.9%	2.2%
Ceded premiums earned	$60,652	$18,712	$19,428	$19,295	$29,212	(2)
% of premiums earned	19.2%	6.2%	6.1%	6.3%	8.7%
Ceding commissions written	$(5,304)	$8,413	$6,836	$6,778	$6,861
Ceding commissions earned (3)	$13,453	$9,966	$12,055	$12,153	$16,353	(2)
Profit commission	$(10,649)	$16,405	$17,792	$18,346	$26,476	(2)
Ceded losses	$39,635	$1,962	$1,533	$771	$1,868

Excess-of-Loss Program
Ceded premiums written	$7,525	$12,678	$6,834	$6,878	$13,468
% of premiums written	2.7%	4.5%	2.2%	2.4%	4.8%
Ceded premiums earned	$8,321	$8,405	$7,104	$7,452	$7,662
% of premiums earned	2.6%	2.8%	2.2%	2.4%	2.3%

Ceded RIF (4)
QSR Program	$532,743	$596,166	$644,512	$702,201	$768,554
Single Premium QSR Program	8,173,756	8,580,047	8,582,067	8,538,363	8,495,651
Excess-of-Loss Program	1,170,200	1,230,000	850,800	974,800	1,017,440
Total Ceded RIF	$9,876,699	$10,406,213	$10,077,379	$10,215,364	$10,281,645

PMIERs impact - reduction in Minimum Required Assets (5)
QSR Program	$30,837	$31,638	$35,382	$38,227	$41,873
Single Premium QSR Program	517,028	501,668	511,695	513,832	516,468
Excess-of-Loss Program	970,294	1,066,464	738,386	834,072	926,640
Total PMIERs impact	$1,518,159	$1,599,770	$1,285,463	$1,386,131	$1,484,981
(1)	Net of profit commission, where applicable.
(2)	Includes a cumulative adjustment to unearned premiums related to an update to the amortization rates used to recognize revenue for Single Premium Policies.
(3)

Includes amounts reported in policy acquisition costs and other operating expenses. Operating expenses include the following ceding commissions, net of deferred policy acquisition costs, for the periods indicated:

	2020		2019
($ in thousands)	Qtr 2	Qtr 1	Qtr 4	Qtr 3	Qtr 2

Ceding commissions	$(10,406)	$(7,967)	$(7,973)	$(8,160)	$(12,408)
(4)	Included in primary RIF.
(5)	Excludes the impact of intercompany reinsurance.

FORWARD-LOOKING STATEMENTS

All statements in this press release that address events, developments or results that we expect or anticipate may occur in the future are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the U.S. Private Securities Litigation Reform Act of 1995. In most cases, forward-looking statements may be identified by words such as “anticipate,” “may,” “will,” “could,” “should,” “would,” “expect,” “intend,” “plan,” “goal,” “contemplate,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “seek,” “strategy,” “future,” “likely” or the negative or other variations on these words and other similar expressions. These statements, which may include, without limitation, projections regarding our future performance and financial condition, are made on the basis of management’s current views and assumptions with respect to future events, including management’s current views regarding the likely impacts of the COVID-19 pandemic. Any forward-looking statement is not a guarantee of future performance and actual results could differ materially from those contained in the forward-looking statement. These statements speak only as of the date they were made, and we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. We operate in a changing environment where new risks emerge from time to time and it is not possible for us to predict all risks that may affect us, particularly those associated with the COVID 19 pandemic, which has had wide-ranging and continually evolving effects. The forward-looking statements, as well as our prospects as a whole, are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements. These risks and uncertainties include, without limitation:

  the COVID-19 pandemic, which has significantly impacted the global economy, disrupted global supply chains, lowered equity market valuations, created significant volatility and disruption in financial markets, disrupted the housing finance system and real estate markets and increased unemployment levels. In addition, the pandemic has resulted in travel restriction, stay-at-home, quarantine and similar orders, which have resulted in the closures of many businesses and, for those permitted to open, numerous operating limitations such as social distancing and other extensive health and safety measures. As a result, the demand for certain of our products and services has been impacted, and this impact may continue for an unknown period and could expand in scope. We expect that the COVID-19 pandemic and measures taken to reduce its spread will pervasively impact our business and subject us to certain risks, including those discussed in “Item 1A. Risk Factors-The COVID-19 pandemic has adversely impacted our business, and its ultimate impact on our business and financial results will depend on future developments, which are highly uncertain and cannot be predicted, including the scope and duration of the pandemic and actions taken by governmental authorities in response to the pandemic.” and the other risk factors in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020 and in our subsequent reports and registration statements filed from time to time with the U.S. Securities and Exchange Commission;
  further changes in economic and political conditions, including those resulting from COVID-19, that impact the size of the insurable market, the credit performance of our insured portfolio, and our business prospects;
  changes in the way customers, investors, ratings agencies, regulators or legislators perceive our performance, financial strength and future prospects;
  Radian Guaranty Inc.’s (“Radian Guaranty”) ability to remain eligible under the Private Mortgage Insurer Eligibility Requirements (the “PMIERs”), including potential future changes to the PMIERs, and other applicable requirements imposed by the Federal Housing Finance Agency (the "FHFA") and by Fannie Mae and Freddie Mac (collectively, the “GSEs”) to insure loans purchased by the GSEs;
  the proposed Enterprise Regulatory Capital Framework that would, among other items, establish significant capital requirements for the GSEs once finalized, which could impact the GSEs' operations and the size of the insurable mortgage insurance market, and which may form the basis for future versions of the PMIERs;
  our ability to successfully execute and implement our capital plans, including our risk distribution strategy through the capital markets and reinsurance markets, and to maintain sufficient holding company liquidity to meet our liquidity needs;
  our ability to successfully execute and implement our business plans and strategies, including plans and strategies that require GSE and/or regulatory approvals and various licenses and complex compliance requirements;
  our ability to maintain an adequate level of capital in our insurance subsidiaries to satisfy existing and future regulatory requirements, including the PMIERs and any changes thereto, as discussed above, and potential changes to the Mortgage Guaranty Insurance Model Act currently under consideration;
  changes in the charters or business practices of, or rules or regulations imposed by or applicable to, the GSEs, which may include changes in the requirements to remain an approved insurer to the GSEs, the GSEs’ interpretation and application of the PMIERs, as well as changes impacting loans purchased by the GSEs, including changes to the GSEs’ business practices in response to the COVID-19 pandemic;
  changes in the current housing finance system in the United States, including the role of the Federal Housing Administration (the "FHA"), the GSEs and private mortgage insurers in this system;
  uncertainty from the expected discontinuance of LIBOR and transition to one or more alternative benchmarks that could cause interest rate volatility and, among other things, impact our investment portfolio, cost of debt and cost of reinsurance through mortgage insurance-linked notes transactions;
  any disruption in the servicing of mortgages covered by our insurance policies, as well as poor servicer performance, which could result from the significant financial and operational challenges many servicers are facing due to the impact of the COVID-19 pandemic;
  a decrease in the “Persistency Rates” (the percentage of insurance in force that remains in force over a period of time) of our mortgage insurance on monthly premium products;
  competition in our mortgage insurance business, including price competition and competition from the FHA and U.S. Department of Veterans Affairs as well as from other forms of credit enhancement, including GSE-sponsored alternatives to traditional mortgage insurance;
  the effect of the Dodd-Frank Wall Street Reform and Consumer Protection Act on the financial services industry in general, and on our businesses in particular, including the proposed changes to the "qualified mortgages" (QM) loan requirements which currently are being considered by the Consumer Financial Protection Bureau;
  legislative and regulatory activity (or inactivity), including the adoption of (or failure to adopt) new laws and regulations, or changes in existing laws and regulations, or the way they are interpreted or applied, including the enactment of the Coronavirus Aid, Relief, and Economic Security (“CARES”) Act and the adoption, interpretation or application of laws and regulations in response to COVID-19;
  legal and regulatory claims, assertions, actions, reviews, audits, inquiries and investigations that could result in adverse judgments, settlements, fines, injunctions, restitutions or other relief that could require significant expenditures, new or increased reserves or have other effects on our business;
  the amount and timing of potential settlements, payments or adjustments associated with federal or other tax examinations;
  the possibility that we may fail to estimate accurately, especially in the event of an extended economic downturn or a period of extreme market volatility and uncertainty such as we are currently experiencing due to the COVID-19 pandemic, the likelihood, magnitude and timing of losses in establishing loss reserves for our mortgage insurance business or to accurately calculate and/or project our Available Assets and Minimum Required Assets under the PMIERs, which will be impacted by, among other things, the size and mix of our insurance in force, the level of defaults in our portfolio, the reported status of defaults in our portfolio, including whether they are subject to forbearance, a repayment plan or a trial period under a loan modification in response to COVID-19, the level of cash flow generated by our insurance operations and our risk distribution strategies;
  volatility in our financial results caused by changes in the fair value of our assets and liabilities, including our investment portfolio;
  changes in “GAAP” (accounting principles generally accepted in the U.S.) or “SAPP” (statutory accounting principles and practices including those required or permitted, if applicable, by the insurance departments of the respective states of domicile of our insurance subsidiaries) rules and guidance, or their interpretation;
  our ability to attract and retain key employees; and
  legal and other limitations on amounts we may receive from our subsidiaries, including dividends or ordinary course distributions under our internal tax- and expense-sharing arrangements.

For more information regarding these risks and uncertainties as well as certain additional risks that we face, you should refer to “Item 1A. Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020 and “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2019, and to subsequent reports and registration statements filed from time to time with the U.S. Securities and Exchange Commission. We caution you not to place undue reliance on these forward-looking statements, which are current only as of the date on which we issued this press release. We do not intend to, and we disclaim any duty or obligation to, update or revise any forward-looking statements to reflect new information or future events or for any other reason.

Contacts

For Investors:
John Damian - Phone: 215.231.1383
email: john.damian@radian.com

For Media:
Rashi Iyer - Phone 215.231.1167
email: rashi.iyer@radian.com